SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☒ PreliminaryProxy Statement

☐ Definitive Proxy Statement	☐ Confidential, for use of the Commission Only (aspermitted by Rule 14a-6(e)(2))

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to

☐ Rule 14a-11(c) or Rule 14a-12

EYE CARE INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid: $

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

EYE CARE INTERNATIONAL, INC.
1511 North Westshore Boulevard
Tampa, Florida 33607

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held October     , 2002

To Our Stockholders:

Notice is hereby given that a Special Meeting of Stockholders of Eye Care International, Inc., a Delaware corporation, will be held on [Monday], October    , 2002, at 9:00 a.m., Eastern Daylight Savings Time, at our offices at 1511 North Westshore Boulevard, Tampa, Florida 33607 to consider and act upon a proposal to amend our Certificate of Incorporation to authorize a one-for-five reverse stock split of the outstanding shares of our class A and class B common stock by changing each five shares into one share.

Only stockholders of record at the close of business on September    , 2002 are entitled to notice of and to vote at the Special Meeting or any adjournments thereof.

A list of stockholders entitled to vote at the Special Meeting will be available at our offices, 1511 North Westshore Boulevard, Tampa, Florida 33607 for a period of ten days prior to the Special Meeting for examination by any stockholder and at the Special Meeting.

By Order of the Board of Directors.

Clark A. Marcus
President and Chief Executive Officer

Tampa, Florida
October    , 2002

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, SIGN AND DATE THE ENCLOSED PROXY, WHICH IS SOLICITED BY OUR BOARD OF DIRECTORS AND RETURN IT TO US. THE PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED. STOCKHOLDERS EXECUTING PROXIES MAY ATTEND THE MEETING AND VOTE IN PERSON SHOULD THEY SO DESIRE.

EYE CARE INTERNATIONAL, INC.
1511 North Westshore Boulevard
Tampa, Florida 33607

PROXY STATEMENT FOR SPECIAL
MEETING OF STOCKHOLDERS

Our Board of Directors presents this Proxy Statement and the enclosed proxy card to all our stockholders and solicits their proxies for the Special Meetingof Stockholders to be held on [Monday], October     , 2002. The Special Meeting has been called for stockholders to approve a proposal to amend our Certificate of Incorporation to authorize a one-for-five reverse stock split of the outstanding shares of our class A and class B common stock by changing each five shares into one share. All proxies duly signed and received will be voted at the Special Meeting in accordance with the instructions given by such proxies. In the absence of specific instructions, signed proxies received by us will be voted FOR the reverse stock split. You may revoke the proxy at any time before it is voted. We are mailing this Proxy Statement on or about October            , 2002.

As of September     , 2002, the record date for determining stockholders entitled to vote at the Special Meeting, there were outstanding 12,079,360 shares of class A common stock, 1,277,700 shares of class B common stock and 685,715 shares of series B convertible preferred stock, the only classes or series of stock entitled to vote at the Special Meeting. Each share of class A common stock and series B convertible preferred stock is entitled to one vote and each share of class B common stock is entitled to five votes. Only stockholders of record as of the close of business on September     , 2002 will be entitled to vote at the Special Meeting or any adjournment thereof.

The affirmative vote by stockholders holding a majority of the voting power of the outstanding shares of class A common stock, class B common stock and series B convertible preferred stock, voting together as a single class, is required to approve the proposal to authorize a reverse stock split of the class A and class B common stock. Shares represented by proxies that are marked “abstain” will only be counted for the purpose of determining the presence of a quorum. Since brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly referred to as “broker non-votes”), those shares will not be included in the vote totals.

Security Ownership And Certain Beneficial
Owners And Management

The following table sets forth certain information as of May 1, 2002, concerning the beneficial ownership of our common stock by (i) each stockholder known by us to be a beneficial owner of more than five percent of the outstanding class A and class B common stock; (ii) each of our directors; (iii) each executive officer whose compensation for 2001 was in excess of $100,000; and (iv) all directors and officers as a group.

	Amount and Nature of Beneficial Ownership(1)		Percentage of Common Stock Beneficially Owned(2)
Name	Class A Common Stock	Class B Common Stock	As a % Of All Common Stock	As a % Of All Class A	As a % Of All Class B
Clark Marcus(3)	75,000	474,100	4.1%	*	37.1%
Sharon Kay Ray(3)	23,000	198,200	1.7%	*	15.5%
Richard Abrahamson, MD(3)	72,740	181,800	1.9%	*	14.2%
James L. Koenig(3)	24,000	130,000	1.2%	*	10.2%
Robert G. Veligdan, DDS(3)	145,056	—	1.1%	1.4%	—
William Koch(3)	—	25,000	*	—	2.0%
John A. Schild(3)	—	—	—	—	—
Arnold Finestone(3)	5,000	—	*	*	—
Arthur Yeap(3)	28,486	—	*	*	—
All officers and directors as a group(9 persons)	373,282	1,009,100	10.4%	3.1%	79.0%

*	Less than 1%
(1)
Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated, subject to community property laws, where applicable. For purposes of this table, a person or group of persons is deemed to beneficially own any shares that such person has the right to acquire within 60 days after May 1, 2002.

(2)
Calculated as a percentage of the total number of shares of common stock issued and outstanding without respect to voting power. Each share of class B common stock is entitled to five votes per share, as compared to one vote per share of class A common stock. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on May 1, 2002, any shares, which such person or group of persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership of such person. As of May 1, 2002, we had 12,074,339 shares of class A common stock outstanding and 1,277,700 shares of class B common stock outstanding, or a total of 13,352,039 shares of common stock outstanding.

(3)	Address is c/o Eye Care International, Inc., 1511 North Westshore Boulevard, Suite 925, Tampa, Florida 33607.

PROPOSAL TO AMEND THE COMPANY’S CERTIFICATE
OF INCORPORATION TO AUTHORIZE A ONE-FOR-FIVE REVERSE
STOCK SPLIT OF CLASS A AND CLASS B COMMON STOCK

General

Our Board of Directors has approved, subject to stockholder approval, a proposal to amend our Certificate of Incorporation to authorize a one-for-five reverse stock split of the outstanding shares of our class A and class B common stock in connection with, and as a condition of, a private financing, by changing each five shares into one share. The one-for-five reverse stock split is subject to our receipt of and shall be effective as of the opening of business on the date upon which we receive a minimum of $1,000,000 from the sale of Units in the private financing.

Private Financing

We are in urgent need of financing to operate our business and we need to restructure our short-term indebtedness. We have signed a letter of intent with Thomas Fletcher & Company, Inc. (the “Placement Agent”)to act as placement agent, on a best effort basis, for a private offering to only accredited investors of up to 100 Units for gross proceeds of $2,500,000(the “Financing”). The private financing commenced on July 22, 2002 and will continue until the earlier of the sale of 100 units or October 31, 2002. The Letter of Intent requires us to sell a minimum of 40 Units as a condition of funding. Each Unit will be sold at $25,000 and consist of our 11% senior promissory note in the principal amount of $20,000 due December 31, 2004, 15,000 shares of our class A common stock and warrants to purchase an additional 5,000 shares of class A common stock. The exercise price of the warrants will be $1.00 per share, subject to antidilution adjustments. The Placement Agent will receive warrants, exercisable for five years at $1.00 per share, to purchase 5,000 shares of class A common stock for each Unit sold. Concurrently with, and until we sell a minimum of 40 Units in, the Financing, we are offering:

•
Holders of our outstanding short-term promissory notes, the opportunity to acquire additional Units in exchange for the cancellation of those promissory notes. As of June 1, 2002, we had outstanding $1,163,000 principal amount of short-term notes. We will issue an additional Unit for each $25,000 principal amount of promissory notes surrendered for cancellation in the exchange offer. We will issue a fractional Unit if the remaining principal amount of the promissory note surrendered is less than $25,000. The promissory note exchange offer and the initial closing of the Financing are subject to the surrender for cancellation of at least $1,063,000 principal amount of promissory notes in exchange for additional Units. If $1,063,000 principal amount of short-term promissory notes are surrendered for cancellation in the exchange offer, we will issue an additional 42.5 Units, or a total of:

•	$850,000 principal amount of senior notes due 2004

•	637,500 shares of class A common stock

•	warrants to purchase an additional 212,500 shares of class A common stock at an exercise price of $1.00 per share.

•
Holders of our series A and series B convertible preferred stock, the opportunity to exchange shares of preferred stock for additional Units. Under the terms of the exchange offer, the original purchase price of the preferred stock will be credited against the subscription price of $25,000 per Unit. We also will issue to holders of the preferred stock who accept the exchange offer one warrant identical to the warrants included in the Units in exchange for each warrant acquired in connection with their investment in the preferred stock. The preferred stock exchange offer and the initial closing of the Financing are subject to the acceptance of the preferred stock exchange offer by holders of all outstanding shares of preferred stock.

As of June 1, 2002, there were outstanding 745 shares of series A convertible preferred stock and 685,715 shares of series B convertible preferred stock. After giving effect to the one-for-five reverse stock split of the class A and class B common stock, each share of series A convertible preferred stock will be convertible into 400 shares of class A common stock and five shares of series B convertible preferred Stock will be convertible into one share of class A common stock. The original per share purchase price of the series A convertible preferred stock was $1,000 and the per share purchase price of the series B convertible preferred stock was $0.4375.

If holders of all outstanding shares of preferred stock accept the exchange offer, we will issue an additional 41.8 Units, or a total of:

•	$836,000 principal amount of senior notes due 2004

•	627,000 shares of class A common stock

•
warrants to purchase an additional 449,000 shares of class A common stock at an exercise price of $1.00 per share, including warrants to purchase 240,000 shares issued in exchange for an equal number of warrants previously issued in connection with the sale of the preferred stock which have an exercise price of $2.50 per share.

The initial closing of the Financing also is subject to the cancellation of $642,322 deferred compensation payable to our executive officers—Clark Marcus ($336,209), our chief executive officer and president, and James Koenig ($306,113), our senior vice president and chief financial officer—in exchange for an additional 25.7 Units (the “Management Transaction”) and the one-for-five reverse stock split of our class A and class B common stock. Messrs. Marcus and Koenig have each agreed to accept this transaction if we sell at least 40 units. We will issue $514,000 principal amount of notes due 2004; 385,500 shares of class A common stock, and warrants to purchase an additional 128,500 shares of class A common stock (at an exercise price of $1.00 per share) in exchange for the cancellation of the $642,322 deferred compensation.

The net proceeds of the Financing (after payment of sales commissions and expenses of the Financing), estimated at $795,000 if 40 Units are sold, and $2,100,000 if 100 Units are sold will be used as follows:

	If 40 Units Are Sold	If 100 Units Are Sold
Marketing	$275,000	1,118,500
Customer support:	280,000	400,000
Computer system upgrades	100,000	100,000
Payment of short-term debt	100,000	100,000
Working capital and general corporate purposes	40,000	381,500

Total	$795,000	2,100,000

If we are unable to sell 40 Units by the termination date of the offering, the Financing will be terminated and any funds deposited in escrow will be refunded to the subscribers, the reverse stock split will not be affected and the exchange offers will not be consummated. The reverse stock split is to be effected at the opening of business on the date we receive gross proceeds of at least $1,000,000 from the sale of 40 Units in the Financing. The Board of Directors unanimously approved the reverse stock split as a condition of the Financing. We have not made any arrangements for alternative financing if we are unable to sell at least 40 units.

Reasons for the Reverse Stock Split

We are in urgent need of financing to service our existing members and to market our vision care plan to healthcare providers, employers and affinity groups to attract additional members. The completion of the Financing is critical to our growth. The Reverse Stock Split is a condition of the Financing. The Reverse Stock Split will be affected only if we are able to sell 40 units in the Financing.

The Placement Agent and our management believe that the low per share market price of our class A common stock impairs the acceptability of the stock by the financial community and the investing public.

Theoretically, the number of shares outstanding should not, by itself, affect the marketability of the stock, the type of investor who acquires it, or our reputation in the financial community, but in practice this is not necessarily the case, as many investors look upon low-priced stocks as unduly speculative in nature and, as a matter of policy, avoid investment in such stocks. The Placement Agent and our management also believe that a low share price reduces the effective marketability of our shares because of the reluctance of many leading brokerage firms to recommend low-priced stocks to their clients. Certain institutional investors have internal policies preventing the purchase of low-priced stocks and many brokerage houses do not permit low-priced stocks to be used as collateral for margin accounts. A variety of brokerage house policies and practices tends to discourage individual brokers within those firms from dealing in low-priced stocks. Some of those policies and practices pertain to the payment of brokers’ commissions and to time-consuming procedures that function to make the handling of low-priced stocks unattractive to brokers from an economic standpoint. In addition, the structure of trading commissions also tends to have an adverse impact upon holders of low-priced stocks because the brokerage commission on a sale of a low-price stock generally represents a higher percentage of the sales price than the commission on a relatively higher-priced stock.

Our Board of Directors is hopeful that the decrease in the number of shares of our outstanding Class A common stock as a consequence of the reverse stock split will result in an anticipated increased price level, which will encourage interest in our class A common stock and possibly promote greater liquidity for our stockholders, although such liquidity could be adversely affected by the reduced number of shares outstanding after the reverse stock split. In addition,, although it may be anticipated that the increase in the price level of our class A common stock as a result of the reverse stock split will be proportionately less than the decrease in the number of shares outstanding, the reverse stock split could result in a price level for the shares that will overcome the reluctance, policies and practices referred to above and diminish the adverse impact of trading commissions on the market for the shares. However, there can be no assurance that the foregoing effects will occur, or that the share price level of the class A common stock immediately after the reverse stock split will be maintained for any period of time.

Fractional Shares

In order to save the expense and inconvenience of issuing fractional shares, we will not issue scrip or fractional share certificates evidencing shares of class A or class B common stock in connection with the reverse stock split. We will issue one additional whole share to stockholders who would otherwise be entitled to a fractional share. If the same stockholder is the owner of shares under multiple share certificates, then the number of shares we will issue in connection with the reverse stock split shall be computed on the basis of the aggregate shares owned under all certificates.

Principal Effects of the Reverse Split

As of June 1, 2002, we had outstanding 12,079,360 shares of class A common stock and 1,277,700 shares of class B common stock. If we do not issue any shares of class A or class B common stock prior to the date the reverse stock split becomes effective, the number of outstanding shares of class A and class B common stock will be reduced to approximately 2,415,872 and 255,540, respectively, or a total of 2,671,412 shares of common stock. In addition, the stated capital of our outstanding class A and class B common stock as reflected on our balance sheet will be reduced, and our additional paid in capital account will be increased, by an equal amount. The number of authorized shares of common stock will remain 30,000,000 shares, consisting of 20,000,000 shares of class A and 10,000,000 shares of class B common stock. Except for the issuance of additional whole shares of common stock for fractional shares, the reverse stock split will not result in any immediate change in the economic interests or the voting power of a stockholder relative to other common stockholders. However, the reverse stock split will result in a substantial increase in the number of shares of common stock available for issuance by our Board of Directors.

Increase in Authorized Unissued Shares

The following table shows how the one-for-five reverse stock split will increase the number of shares of common stock available for issuance by our Board of Directors. The information presented in the table is as of June 1, 2002. The table assumes that no shares or other securities convertible into or exercisable for shares of class A or class B common stock will be issued prior to the date upon which the reverse stock split is effected.

	Number of Shares
	Prior to Reverse Stock Split		After Reverse Stock Split
	Class A Common Stock	Class B Common Stock	Class A Common Stock	Class B Common Stock
Authorized
Outstanding	20,000,000	10,000,000	20,000,000	10,000,000
Reserved for issuance	12,079,360	1,277,700	2,415,872	255,540
Warrants	4,872,718	0	974,544	0
Preferred stock	2,175,715	0	435,143	0
Options that may be granted in future under existing option plan	500,000	0	100,000	0
Available for future issuance	372,207	8,722,300	16,074,441	9,744,460

The following table shows how many shares of class A common stock will be available for issuance by our Board of Directors after the sale of 100 Units and the issuance of an additional 84.3 Units in the exchange offers and the cancellation of $642,322 deferred compensation payable to our executive officers in exchange for 25.7 additional Units:

Number of Shares of Class A Common Stock After Sale of 100 Units, the Exchange Offers And the Management Transaction
Authorized
Outstanding	20,000,000
Reserved for issuance	5,565,872
Warrants	2,024,544
Preferred stock	0
Options that may be granted in future under existing option plan	100,000
Available for future issuance	12,309,584

Since the total number of authorized shares of common stock will remain 30,000,000, following the reverse stock split, our Board of Directors will be able to issue 16,074,441 shares of class A common stock and 9,744,460 shares of class B common stock without further stockholder approval. After the sale of 100 Units and the issuance of an additional 110 Units in the exchange offers and the Management Transaction, our Board of Directors will have authority to issue 12,309,584 shares of class A common stock without stockholder approval. These shares may be issued for various corporate purposes, including public or private financings to obtain capital for our business and operations and for acquisitions of businesses, and will allow us to take prompt action with respect to corporate opportunities that develop, without the delay and expense of convening a special meeting of the stockholders. Except for the Financing, the exchange offers and the Management Transaction, we do not presently have any agreement, understanding, or arrangement which would result in the issuance of any of the additional shares of our authorized and unissued common stock following the reverse stock split. Our Board of Directors does not intend to seek stockholder approval prior to any issuance of additional shares of our common stock, except as otherwise required by law or regulation. Our outstanding shares of common stock have no pre-emptive rights; accordingly, if we issue additional shares of common stock, our stockholders will not have any preferential right to purchase any of the additional shares. Although our Board of Directors believes the increase in authorized unissued shares is in the best interests of our company and our stockholders, the issuance of additional shares of common stock may, depending on the circumstances under which such shares are issued, reduce the stockholders’ equity per share and may reduce the percentage ownership of common stock of existing stockholders.

The increase in the number of shares available for issuance by our Board of Directors could, under certain circumstances, have the effect of deterring unsolicited tender offers for our common stock. In the event of a hostile takeover attempt, it might be possible for us to try to impede such attempt by issuing shares of common stock to a friendly party, thereby diluting the voting power of the other outstanding shares and increasing the potential cost to acquire control of our company. Although the overall effect of such a course of action may be to deter unwanted takeover offers, our Board of Directors is not proposing the reverse split for that purpose and believes the reverse split is in the best interests of our company and our stockholders and that the advantages of the reverse stock split, including the increase in the number of shares available for issuance by the Board of Directors, outweigh any potential disadvantages. Our management is not aware of any attempts to obtain control or take over our company.

Effect on Price of Common Stock

The reverse stock split also is being proposed because our Board of Directors believes that the current per share price level adversely affects the marketability of our common stock. The proposed reverse stock split is intended to result in a higher per share market price that will increase the interest of investors, analysts and other members of the financial community in the common stock.

However, the reverse stock split may cause inconvenience and extra expense to stockholders who become owners of so called odd lots, or holdings of less than 100 shares, when such holders seek to sell their odd lot or to purchase an odd lot to increase their holding to an integral multiple of 100 shares. This is because the market for the purchase or sale of odd lots is generally less liquid than the market for even lots and commissions for odd lots are often proportionately higher per share than round lot commissions.

Since most trading and investment activity is conducted in round lots, the effective minimum investment in our company is expected to increase significantly as a result of the reverse split, which may preclude purchase of the shares by investors who are not willing or able to invest the higher minimum amount required.

For these reasons the per share price for our class A common stock after the reverse split may not be five times the market price before the reverse split and it is possible that the aggregate market value of a stockholder’s investment in our company may be lower after the reverse split.

Furthermore, the market for shares of common stock may not be improved. The Board of Directors cannot predict what effect the reverse stock split will have on the market for, or the market price of, the class A common stock.

Implementation of Reverse Stock Split

If our Stockholders approve the reverse stock split, on the date we receive gross proceeds of at least $1,000,000 from the sale of Units we will file an amendment to our Certificate of Incorporation with the Secretary of State of Delaware, and upon such filing the reverse stock split will become effective as of the opening of business on that date. The reverse stock split will be formally implemented by amending Article 4 of our Certificate of Incorporation, as amended, to add the following:

“Upon the filing of this Certificate of Amendment with the Office of he Secretary of State, shares of Class A and Class B Common Stock held by each holder of record on such date shall be automatically combined at the rate of one-for-five without any further action on the part of the holders thereof or this Corporation. No fractional shares shall be issued. All fractional shares owned by each holder of record will be aggregated and to the extent after aggregating all fractional shares any registered holder is entitled to a fraction of a share, he shall be entitled to receive one whole share in respect of such fraction of ashare.”

Following the effectiveness of the amendment, each certificate representing shares of class A or class B common stock outstanding immediately prior to the reverse stock split will be deemed automatically, without any action on the part of the stockholders, to represent one-fifth of the pre-split number of shares. However, no fractional shares will be issued as a result of the reverse stock split. Each stockholder of record owning shares of class A or class B common stock prior to the reverse stock split which are not evenly divisible by five (5) will receive one additional share for the fractional share that such stockholder would otherwise have been entitled to receive as a result of the reverse stock split. After the reverse stock split becomes effective, stockholders will be asked to surrender their stock certificates in accordance with the procedures set forth in a letter of transmittal. Stockholders should not submit any certificates until requested to do so. Upon such surrender, a new certificate representing the number of shares owned as a result of the reverse stock split will be issued and forwarded to stockholders. However, each certificate representing the number of shares owned prior to the reverse stock split will continue to be valid and represent a number of shares equal to one- fifth of the pre-split number of shares.

Stockholders who do not vote in favor of the reverse stock split may not exercise dissenters’ appraisal rights under the Delaware General Corporation Law.

Exchange of Stock Certificates

The exchange of shares of class A and class B common stock resulting from the reverse stock split will occur on the date we file a certificate of amendment to our Certificate of Incorporation effecting the reverse stock split, without any further action on the part of our stockholders and without regard to the date or dates certificates formerly representing shares of class A or class B common stock are physically surrendered for certificates representing the post-split number of shares such stockholders are entitled to receive. We will appoint American Stock Transfer & Trust Company, transfer agent for our class A common stock, exchange agent to act for stockholders in effecting the exchange of their certificates. In the event that the number of shares of class A or class B common stock into which shares of class A or class B common stock will be exchanged or converted includes a fraction, we will issue to the holder of such fraction, in lieu of the issuance of fractional shares, one whole additional share.

As soon as practicable after the date the reverse stock split becomes effective, transmittal forms will be mailed to each holder of record of certificates formerly representing shares of class A or class B common stock to be used in forwarding their certificates for surrender and exchange for certificates representing the post-split number of shares of class A or class B common stock such stockholders are entitled to receive. After receipt of such transmittal form, each holder should surrender the certificates formerly representing shares of class A class B common stock and such holder will receive in exchange therefore certificates representing the whole number of shares to which he is entitled, plus one whole share in lieu of any fractional share. The transmittal forms will be accompanied by instructions specifying other details of the exchange. Stockholders should not send in their certificates until they receive a transmittal form.

On the date the reverse stock split becomes effective, each certificate representing shares of class A and class B common stock will, until surrendered and exchanged as described above, be deemed, for all corporate purposes, to evidence ownership of the number of shares of class A or class B common stock into which the shares evidenced by such certificate have been converted, except that the holder of such unexchanged certificates will not be entitled to receive any dividends or other distributions payable by us after that date with respect to the shares which the stockholder is entitled to receive because of the reverse stock split until the certificates representing such shares of class A or class B common stock have been surrendered. Such dividends and distributions, if any, will be accumulated and, at the time of such surrender, all such unpaid dividends or distributions will be paid without interest.

Federal Income Tax Consequences

The following description of federal income tax consequences is based upon the Internal Revenue Code of 1986, as amended, the applicable Treasury Regulations promulgated thereunder, judicial authority, and current administrative rulings and practices as in effect on the date of this Proxy Statement. This discussion is for general information only and does not discuss consequences that may apply to special classes of tax payers (e.g., non-resident aliens, broker-dealers or insurance companies). We urge you to consult with your own tax advisors to determine the particular consequences to you.

The exchange of shares resulting from the reverse stock split will be a tax-free recapitalization for the company and our stockholders to the extent that shares of pre-split common stock are exchanged for post-split common stock. Therefore, stockholders will not recognize gain or loss as a result of that transaction.

A stockholder’s holding period for shares of post-split common stock, including any additional shares issued in lieu of issuing fractional shares, will include the holding period of shares of pre-split common stock exchanged therefore, provided that the shares of pre-split common stock were capital assets in the hands of the stockholder.

The shares of post-split common stock in the hands of a stockholder, including any additional shares issued in lieu of issuing fractional shares, will have an aggregate basis for computing gain or loss equal to the aggregate basis of shares of pre-split common stock held by that stockholder immediately prior to the split.

Although the issue is not free from doubt, additional shares received in lieu of fractional shares, including shares received as a result of the rounding up of fractional ownership, should be treated in the same manner. However, it is possible that the receipt of additional shares could be wholly or partially taxable.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE REVERSE STOCK SPLIT.

INDEPENDENT AUDITORS

Most Horowitz & Company, LLP has been our principal accountant since May 9, 2002 and audited and reported on our audited financial statements for the year ended December 31, 2001. The engagement of Most Horowitz & Company, LLP as our principal accountant was approved by our Board of Directors. On May 2, 2002, Philip J. Elenidis & Company, which audited and reported on our audited financial statements for the years ended December 31, 1999 and 2000, resigned as our principal accountants. The reports of Philip J. Elenidis & Company did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, although that firm’s reports included a going concern limitation. During the period 1994 through May 2, 2002, we did not have any disagreements with Philip J. Elenidis & Company, whether or not resolved on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which would have caused it to make reference to the subject matter of the disagreements in connection with its reports on our financial statements. Philip J. Elenidis & Company provided the SEC with a letter confirming that no such disagreements occurred during its engagement.

Representatives of Most Horowitz & Company,LLP our independent auditors, are not expected to be present at the Special Meeting. They have audited our financial statements for the first time for the year ended December 31, 2001. They have no financial interest, either direct or indirect, in our company.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.

The following discussion and analysis of our financial condition and results of operation should be read in conjunction with the consolidated financial statements and notes thereto commencing on page F-1.

Results of Operations

Six Months Ended June 30, 2002 Compared to Six Months Ended June 30, 2001.

Revenues.    Memberships in the Company’s program are sold primarily through independent agents and employee benefit consulting firms either directly to the employer, or to the employees through the employer’s open enrollment process for benefits. Some sales are made by the Company soliciting enrollments of members of affinity groups with whom the Company has made arrangements to do so. Other sales are made through other companies that market multi-discount cards (such as combining dental and prescription with vision) to the general public, employers and affinity groups.

Sales for the six months ended June 30, 2002, were $146,738, nearly $33,000 less than the prior year primarily because of the loss of two companies, later in the year 2001, who marketed the company’s vision plan as part of their multi-discount plans, and the commencement of the Company’s two-year and three-year memberships with significant reductions in the fee for the second and third years. Because of the introduction of two and three year memberships at reduced rates, less revenue is recognized on a monthly basis than under one year memberships. Management believes this trend of declining revenues will reverse as new contracts with wholesale clients (private label marketers who have large markets for the Company’s vision plan) are signed and implemented. The Company has contracted with some wholesalers and implementation should begin in the near future. Although revenue on a per member basis is expected to decline as the Company moves into this next phase of its overall marketing strategy (primarily wholesale sales rather than retail), overall sales, as well as net income, are expected to increase.

Selling, General and Administrative Expenses.    The major components of selling, general and administrative expenses (SG&A) are payroll, commissions, business travel, postage and printing, and professional/consulting fees. During the quarter, upon settlements of amounts due with various vendors, we wrote-off accrued expenses of $205,297, reducing expenses during the quarter as follows: business travel ($34,682), printing ($27,088), payroll-related expenses ($23,308), professional/consulting fees ($70,565), commissions ($24,722) and other expenses ($24,932). A schedule for the SG&A expenses for the six months ended June 30, 2002 (including the effects of the items written-off), as compared to the same period in 2001, is presented below.

	2002	2001	Change
Payroll & Related Expense	$457,169	$514,891	$(57,722)
Commissions	4,867	50,684	(45,817)
Business Travel	29,396	91,493	(62,097)
Postage & Printing	(7,789)	29,376	(37,165)
Professional/Consulting Fees	9,751	73,350	(63,599)
Other Expenses	101,129	244,513	(143,384)

Total SG&A	$594,523	$1,004,307	$(409,784)

SG&A expenses for the six months ended June 30, 2002 declined by nearly $410,000, including the write-offs discussed above, from the same period in 2001.

Payroll and related expenses declined almost $58,000 because of the $23,000 of write-offs discussed above and because the Company eliminated certain positions since its manpower requirements temporarily declined due to the Company entering into the next phase of its marketing strategy. As the strategy develops, additional employees will be needed.

Commission expense decreased nearly $46,000 primarily because of the $25,000 of write-offs discussed above, reduced sales and an increase in non-commissioned sales.

Business travel decreased approximately $62,000 because of the $34,000 of write-offs discussed above and because the Company has entered into the next phase of its marketing strategy. Thus the Company does not need to attend as many trade shows and out-of-town meetings.

Postage and printing declined by more than $37,000 because of the $27,000 of write-offs discussed above combined with the fact that the Company had sufficient inventory levels of marketing materials to accomplish its sales. Less marketing and fulfillment materials will be needed in the future because the company has entered into the next phase of its marketing strategy, whereby the clients will be responsible for such materials.

Professional/consulting expenses decreased $63,000 because of the $70,000 of write-offs discussed above.

Other Expenses decreased about $143,000 primarily because of the $25,000 of write-offs discussed above, a $82,000 reduction in contracted labor, which the Company had used in prior years before the Company entered into the next phase of its marketing strategy, and because of a bad debt write-off of nearly $22,000 in 2001.

Interest Expense.    For the six months ended June 30 2002, interest expense of $55,912 increased more than $52,000 over the same period of 2001 as the Company issued additional interest bearing notes in late 2001 and the first half of 2002 and issued warrants in exchange for additional interest

Depreciation and Amortization Expense.    Since no major depreciable assets were added during the first half of 2002 and the year 2001, depreciation expense of $4,957 was nearly $7,000 lower than in 2001 as certain assets became fully depreciated.

Current Assets—Due From Stockholders/Officers.    These accounts include advances to current and former employees/officers primarily the CEO and CFO. The Company has advanced amounts through June 30, 2002, to assist them as they have been deferring a large portion of their compensation. Commencing in early 2001, the Company began negotiating the terms of a private placement, which includes the conversion of the deferred compensation into units. Therefore, any change in the current arrangement could have had a negative effect on the private placement. Assuming the private placement is successful, the shareholders/officers will then consider offsetting their loans to the extent of the remaining deferred compensation and will work on a method of extinguishing the remaining portion of the loans. If unsuccessful, the stockholders/officers will consider offsetting the entire amount. It is anticipated that the private placement will be completed and the loans will be resolved prior to the filing of the third quarter Form 10QSB. Current year activity for these receivables is shown below.

Balance December 31, 2001	$316,703
Additional loans and advances	30,225

Balance June 30, 2002	$346,928

Management has no reason to believe, especially in light of the above facts, that these amounts will not be collected or netted against amounts owed by the Company.

Liquidity and Capital Resources

Since inception, the Company’s expenses have consistently exceeded revenues. Operations have primarily been funded from the issuance of debt and equity securities.

The Company used cash for operating activities of approximately $487,000 during the first six months of 2002 and $561,000 during the first half of 2001, primarily for payroll and related expenses, business travel, professional/consulting fees and rent.

During the first six months of 2002 and 2001 the Company raised about $520,000 and $640,000, respectively, through financing activities, primarily through the issuance of notes in 2002 and the sale of common stock in the first half of 2001.

Year ended December 31, 2001 compared to year ended December 31, 2000

Sales for the year ended December 31, 2001, of $440,331 were nearly $42,000 less than the prior year primarily because of the loss of two clients who marketed the company’s vision plan as part of their multi-discount plans.

Revenues have declined each period since 1997 primary because of a reduction in the annual membership fee, the adoption by the Company of two-year and three-year memberships with significant reductions in the fee for the second and third years, and the loss of two wholesale marketers of multi-product discount plans which included the Company’s vision plan. Because of the introduction of two and three year memberships, at reduced rates, less revenue is recognized on a monthly basis than under a one-year membership. Management believes this trend of declining revenue will reverse as new contracts with wholesale clients (private label marketers who have large markets for the company’s vision plan) are signed and implemented. The Company has contracted with some wholesalers and implementation should be initiated within the next few months. Although revenues on a per member basis is expected to decline as the Company moves into this next phase of its overall marketing strategy, overall sales, as well as net income, is expected to increase.

Selling, General and Administrative Expenses.    The major components of selling, general and administrative expenses (G&A) are payroll, commissions, business travel, postage and printing, and professional/consulting fees. A schedule for the A&G expenses is presented below.

		2000	Change
Payroll & Related Expenses	$1,008,887	$1,078,036	$(69,149)
Commissions	164,251	62,539	101,712
Business Travel	185,949	379,452	(193,503)
Postage & Printing	81,377	168,398	(87,021)
Professional/Consulting Fees	147,954	246,457	(98,503)
Other Expenses	488,439	462,306	26,133

Total SG&A	$2,076,857	$2,397,188	$(320,331)

SG&A expenses for the year 2001 declined by over $320,000 from the prior calendar year.

Payroll and related expenses declined over $69,000 because the Company eliminated certain positions since its manpower requirements temporarily declined due to the Company entering into the next phase of its marketing strategy. As this strategy develops, additional employees will be needed.

Commission expense increased nearly $102,000 primarily because the Company wrote-off advanced commissions to former employee/agents.

Business travel decrease over $193,000 because the company has entered into the next phase of its marketing strategy. Thus the Company does not need to attend as many trade shows and out-of-town meetings.

Postage and printing declined by more than $87,000 because the company had sufficient levels of marketing materials to accomplish its sales. Less marketing and fulfillment materials will be needed in the future because the Company has entered into the next phase of its marketing strategy, whereby the clients will be responsible for such materials.

Professional/consulting expenses decreased almost $98,000 because less legal research was required regarding the licensing requirements in certain states, fewer legal issues, and less use of financial/public relations consultants.

Interest Expense.    For the year 2001, interest expense of $44,372 increased nearly $40,000 over the prior year as the Company issued additional interest bearing notes. Interest rates varied between prime plus one percent to twelve percent, per annum.

Depreciation and Amortization Expense.    Since no major depreciable assets were added during 2001 and 2000, depreciation expense of $17,807 was about $11,000 lower than in 2000.

Current Assets—Due From Shareholders/Officers.    This account includes advances to current and former employees/officers, primarily the CEO and CFO. The Company has advanced stockholders/officers amounts through December 31, 2001, to assist them as they have been deferring a large portion of their compensation. Commencing in early 2001, the Company began negotiating the terms of a private placement, which includes the conversion of the deferred compensation into units. Therefore, any changes in the current arrangement could have had a negative effect on the private placement. Assuming the private placement is successful, the stockholders/officers will then consider offsetting their loans to the extent of the remaining deferred compensation and will work on a method of extinguishing the remaining portion of the loans. If unsuccessful, the stockholders/officers will consider offsetting the entire amount. It is anticipated that the private placement will be completed and the loans will be resolved prior to the filing of the third quarter Form 10QSB. Current year activity for these receivables is shown below.

Balance December 31, 2000	$191,886
Additional advances	124,894

Balance December 31, 2001	$316,704

Management has no reason to believe, especially in light of the above facts, that these amounts will not be collected or netted against amounts owed by the Company.

Liquidity and Capital Resources

Since inception, the Company’s expenses have consistently exceeded revenues. Operations have primarily been funded from the issuance of debt and equity securities.

The Company used cash for operating activities of approximately $1 million in the year 2001, approximately $600,000 less than 2000, primarily for reductions in payroll, business travel, printing and postage, and professional/consulting fees.

During 2001 and 2000 the Company raised nearly $1.1 million and $1.6 million, respectively, through financing activities from investors (net of expenses of approximately $39,000 and $72,000, respectively), primarily the sale of common stock and the issuance of notes payable in 2001 and the sale of preferred stock in the year 2000.

Going Concern

The Report of the Independent Accountants (page F-2) to our financial statements for the year ended December 31, 2001, expresses uncertainty as to our ability to continue as a “going concern”. On March 25, 2002, the Company entered into a Letter of Intent with Thomas Fletcher & Co., Inc., a New York based securities firm, to act as the Company’s placement agent for the private placement of up to $2.5 million of debt and equity.

There are no assurances that the Company will receive any proceeds as a result of the letter of intent. Pending the closing of the private placement, sales of the Company’s product and some of the Company’s existing accredited investors have continued to financially support the Company’s business activities. Some of the existing investors have indicated their intent to continue their support. This support is necessary for the Company’s continued operations. Although there can be no assurances, management has no reason to believe that such support will not continue. However, if the Company is unable to obtain the private placement, or maintain it financial support, it may have to curtail or suspend operations.

Expenses

We will pay the entire cost of preparing, assembling, printing and mailing this Proxy Statement and the enclosed proxy, and the cost of soliciting proxies with respect to the Special Meeting. We will request banks and brokers to solicit their customers who beneficially own shares listed of record in names of nominees and will reimburse those banks and brokers for the reasonable out-of-pocket expenses of such solicitations. The original solicitation of proxies by mail may be supplemented by telephone and telegram by our officers and other regular employees, but we will not pay these individuals additional compensation.

By Order of the Board of Directors,

CLARK A. MARCUS
President and Chief Executive Officer

Tampa, Florida
October        , 2002

EYE CARE INTERNATIONAL, INC.

REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors and Stockholders
Eye Care International, Inc.

We have audited the accompanying consolidated balance sheet of Eye Care International, Inc. and Subsidiary as of December 31, 2001 and the related consolidated statements of operations, stockholders’ deficit and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Eye Care International, Inc. and Subsidiary as of December 31, 2001 and the consolidated results of their operations, changes in shareholders’ deficit and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note L to the consolidated financial statements, the Company has incurred recurring losses from operations which raise substantial doubt about the company’s ability to continue as a going concern. Management’s plans in regard to this matter are also described in Note L. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The consolidated financial statements as of and for the year ended December 31, 2000 were audited by other auditors.

By:	/s/ MOST HOROWITZ & COMPANY, LLP
Most Horowitz & Company, LLP

New York, New York
May 17, 2002

PHILIP J. ELENIDIS & COMPANY

CERTIFIED PUBLIC ACCOUNTANTS

REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors
Eye Care International, Inc.
Tampa, Florida

We have audited the accompanying consolidated statements of operations, stockholders’ deficit and cash flows of Eye Care International, Inc. and Subsidiary for the year ended December 31, 2000. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of its operations, changes in stockholders’ deficit and cash flows of Eye Care International, Inc. and Subsidiary for the year then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note L to the financial statements, the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note L. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/    PHILIP J. ELENIDIS & COMPANY, LLP

Yonkers, New York
May 9, 2001

984 North Broadway
Yonkers, New York

Phone: (914) 965-1002
Fax: (914) 965-8214

EYE CARE INTERNATIONAL, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET
December 31, 2001

ASSETS
Current assets
Cash	$8,694
Accounts receivable—net of allowance for doubtful accounts of $25,000 in 2001	21,894
Prepaid interest	23,894
Duefromstockholder/officers	316,704
Other current assets	25,000

Total current assets	396,186
Fixed assets	13,777
Deferred offering costs	86,335

Total assets	$496,298

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Current liabilities
Notes and loans payable	$766,000
Accrued expenses and taxes payable	928,307
Deferred compensation	546,961
Deferred revenue	186,497

Total current liabilities	2,427,765

COMMITMENTS AND CONTINGENCY (Note K)
STOCKHOLDERS’ DEFICIT
Preferred Stock, $.001 par value, authorized 10,000,000 shares
Series A convertible preferred stock; authorized:1,500 shares;issued and outstanding:745shares (aggregate liquidation value: $745,000)	1
Series B 6% cumulative convertible preferred stock; authorized, issued and outstanding: 685,715 shares (aggregate liquidation value:$367,407)	686
Common stock $.001 par value; authorized: 30,000,000 shares; issued and outstanding13,202,060	13,202
Additional paid-in capital	8,908,615
Accumulated deficit	(10,853,971)

Total stockholders’ deficit	(1,931,467)

Total liabilities and stockholders’ deficit	$496,298

See notes to consolidated financial statements

EYE CARE INTERNATIONAL, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years ended December 31, 2001 and 2000

	2001	2000
REVENUES
Membership fees	$440,331	$482,362

EXPENSES
Selling, general and administrative expenses	2,076,857	2,397,189
Depreciation	17,806	28,732
Interest	44,372	4,875

Total expenses	2,139,035	2,430,796

Net loss	(1,698,704)	(1,948,434)
Dividends attributable to preferred stockholders	(41,143)	(26,264)

Loss attributable to common stockholders	$(1,739,847)	$(1,974,698)

Basic loss per common share	$(0.14)	$(0.19)

Weighted average number of shares outstanding	12,787,254	10,127,068

See notes to consolidated financial statements

EYE CARE INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
Years ended December 31, 2001 and 2000

	Preferred Stock				Common Stock		Paid-In Capital	Retained Deficit	Total
	Series A		Series B
	Shares	Amount	Shares	Amount	Shares	Amount
Balance—Jan 1, 2000	495	$1			9,010,300	$9,010	$6,787,245	(7,2206,833)	$(410,577)
Net Income								(1,948,434)	(1,948,434)
Conversion of preferred stock into common stock	(300)				600,000	600	(600)
Issuance of preferred stock	550		685,715	686			849,314		850,000
Issuance of common stock					1,750,590	1,751	485,072		486,823

Balance—Dec. 31, 2000	745	1	685,715	686	11,360,890	11,361	8,121,031	(9,155,267)	(1,022,188)
Net Income								(1,698,704)	(1,698,704)
Issuance of common stock					1,841,170	1,841	787,584		789,425

Balance—Dec. 31, 2001	745	$1	685,715	$686	13,202,060	$13,202	$8,908,615	$(10,853,971)	$(1,931,467)

See notes to consolidated financial statements

EYE CARE INTERNATIONAL, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2001 and 2000

	2001	2000
Cash flow from operating activities net loss	$(1,698,704)	$(1,948,434)
Adjustment to reconcile net loss to net used in operating activities
Write-offs of other current assets and other assets	143,623
Issuances of shares for services and interest	88,425
Bad debts	47,561
Depreciation	17,806	28,732
Changes in operating assets and liabilities
(Increase) decrease in accounts receivables	(18,991)	61,538
Increase in prepaid expenses	(23,894)
Decrease (increase) in other current assets and other assets	18,742	(149,371)
Increase in accounts payable and accrued expenses	337,392	152,668
Increase in deferred compensation	252,122	280,109
Decrease in deferred revenue	(132,750)	(30,150)

Net cash used by operating activities	(968,668)	(1,604,908)

Cash flow from investing activities
Advances to stockholders/officers	(124,818)	(89,882)

Cash flow from financing activities
Proceeds from sales of common stock (net of expense of $39,000 in 2001 and $71,978 in 2000)	701,000	1,336,823
Proceeds from notes and loans payable	498,500	234,000
Deferred financing costs	(86,335)
Payments of notes and loans payable	(16,500)

Net cash provided by financing activities	1,096,665	1,570,823

Increase (decrease) in cash	3,179	(123,967)
Cash—January 1,	5,515	129,482

Cash—December 31,	$8,694	$5,515

Supplemental disclosures
Interest paid	$22,329	$875

See notes to consolidated financial statements

EYE CARE INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A—NATURE OF OPERATIONS

Eye Care International, Inc. and Subsidiary (Company) market vision care benefit plans and enhancements to plans provided by others. The Company’s benefit plans and plan enhancements provide members and members of its plan sponsors (employers, associations and other organizations) the opportunity to obtain discounted eye care services and products from the Company’s national network of ophthalmic physicians, optometrists, eyewear suppliers, etc.

B—SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, National Vision Services, Inc. (inactive). All material intercompany balances and transactions have been eliminated.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates

Revenues and Commissions Recognition

Substantially all revenues are earned from membership fees. Membership fees are recognized on the straight-line basis over the membership period, commencing upon the expiration of any cancellation periods. Commissions are recognized over the same period as the related revenues.

Prepaid Interest

Prepaid interest has been capitalized and is being charged to operations over the terms of the related loan payable.

Stock Based Compensation

Warrants issued to purchase shares of Class A common stock in exchange for additional interest were valued at amounts equal to the difference between the face interest and the estimated market interest rates.

Compensation costs for stock and other warrants issued to employees and non-employees are based on the fair value method.

Fixed Assets

Fixed assets, consisting primarily of office furniture and equipment, are stated at cost, net of accumulated depreciation. Fixed assets are being depreciated on accelerated and straight-line methods over the estimated useful lives of the assets.

EYE CARE INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Income Taxes

Deferred income taxes have been provided for temporary differences between consolidated financial statements and income tax reporting.

Loss Per Share

Net loss per common share was computed on the weighted average number of shares outstanding during the year. Dilutive loss per common share has not been presented because it was anti-dilutive.

C—DUE FROM STOCKHOLDERS/OFFICERS

As of December 31, 2001, due from stockholders/officers included the following:

Loans receivable(a)(b)	$262,183
Loans receivable(a)(c)	41,065
Travel advances	13,456

$316,704

(a)	without specific repayment terms or interest
(b)	two stockholders/officers
(c)	stockholder and former officer

D—OTHER CURRENT ASSETS

During the year ended December 31, 2001, the Company wrote-off the following:

Commission advances	$94,004
Miscellaneous receivables	47,619
Investment	2,000

$143,623

E—NOTES AND LOANS PAYABLE

As of December 31, 2001 and 2000, notes and loans payable were as follows:

Notes Payable (a)(d)	$393,000
Notes Payable (b)(d)	81,500
Loans Payable (c)(d)	241,500
Notes Payable (a)	50,000

$766,000

(a) payable	through December 2002 with interest ranging from 5.75% to 12%, per annum.
(b) payable	on demand with interest at 8%, per annum
(c) payable	without specific repayment terms or interest.
(d) Stockholders

EYE CARE INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

F—PREFERRED STOCK

Series A Convertible preferred stock is nonvoting and bears no dividends. Each share is redeemable by the Company at any time after the third anniversary of issuance at $1,200, per share, subject to available funds, and convertible into 2,000 shares of Class A common stock, subject to adjustment. Upon a public offering of $5,000,000 or greater, the shares are automatically convertible.

During the year ended December 31, 2000, the Company issued 550 shares of Series A preferred stock, at $1,000 per share, for an aggregate of $550,000, and 300 shares of Series A preferred stock were converted into 600,000 shares of Class A common stock.

Series B Convertible preferred stock votes on an as if converted basis and bears cumulative dividends at 6%, per annum. Each share is convertible at $0.4375, per share, into Class A common stock.

In May 2000, the Company issued 685,714 shares of Series B preferred stock at $0.4375 per share, for an aggregate of $300,000.

As of December 31, 2001, cumulative preferred dividends in arrears were $67,407.

G—COMMON STOCK

Each Class A common share votes at one per share and each Class B common share votes at five per share.

In January 2001, the Company issued 9,000 shares of Class A common stock to an employee for salary of $3,800.

In March 2001, the Company issued 175,000 shares of Class A common stock in exchange for consulting services of $49,000.

In September and October 2001, the Company issued an aggregate of 30,000 shares of Class A common stock in exchange for additional interest for below market interest on notes payable of $11,125.

As of December 31, 2001, the Company has reserved the following shares of common stock:

Stock Option Plan	750,000
Series A preferred stock	1,490,000
Series B preferred stock	685,715
Warrants	4,487,718

7,413,433

H—WARRANTS

During the years ended December 31, 2001 and 2000, the Company issued warrants to purchase 774,146 and 2,615,572 shares, respectively, of common stock in connection with sales of Series A common stock, exercisable at $0.50, per common share, through 2005.

During the year ended December 31, 2001, the Company issued warrants to purchase 1,048,000 shares of Class A common stock in exchange for additional interest on notes payable of $24,500, exercisable at varying amounts (weighted average price of $0.82) per common share through 2006.

EYE CARE INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During the years ended December 31, 2001 and 2000, a summary of warrant activity was:

	2001		2000
	Warants	Weighted Average Exercise Price	Warants	Weighted Average Exercise Price
Warrants outstanding, beginning of year	3,098,072	$0.64	482,500	$1.41
Warrants issued as additional interest on notes payable	1,048,000	$0.82
Warrants issued on sales of Class A common stock	774,146	$0.50	2,615,572	$0.50
Warrants cancelled	(432,500)	$(1.46)

Warrants outstanding, ending of year	4,487,718	$0.52	3,098,072	$0.64

I—STOCK OPTION PLAN

The 1997 Stock Option Plan (Plan) is administered by the Board of Directors or a committee thereof and provides for options to purchase 750,000 shares of Class A common stock to be granted under the Plan to employees (including officers), directors, independent contractors and consultants to the Company. The Plan authorizes the issuance of incentive stock options (ISOs), as defined in the Internal Revenue Code of 1986, as amended, non-qualified stock options (NQSOs) and stock appreciation rights (SARs). Consultants and directors who are not also employees of the Company are eligible for grants of only NQSOs and SARs. The exercise price of each ISO may not be less than 100% of the fair market value of the common stock at the time of grant, except that in the case of a grant to an employee who owns 10% or more of the outstanding stock of the Company or a subsidiary of the Company, the exercise price may not be less than 110% of the fair market value on the date of grant. The exercise price of each NQSO or SAR may not be less than 85% of the fair market value of the common stock at the time of grant. Generally, options shall be exercisable at 20%, per year, and shall be outstanding for ten years.

As of December 31, 2001, no options have been granted under the Plan.

J—INCOME TAXES

For the years ended December 31, 2001 and 2000, the Company’s deferred taxes, were as follows:

	2001	2000
Net operating loss carryforwards	$470,000	$630,000
Compensation	130,000	70,000
Valuation allowance	(600,000)	(700,000)

	None	None

As of December 31, 2001, the tax effects of the components of deferred tax assets were as follows:

Net operating loss carryforwards	$3,100,000
Compensation	200,000
Valuation allowance	(3,300,000)

None

As of December 31, 2001, realization of the Company’s net deferred tax assets of approximately $3,300,000 were not considered more likely than not and, accordingly, a valuation allowance of $3,300,000 was provided.

EYE CARE INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following is a reconciliation of expected income tax benefit utilizing the Federal statutory tax rate to income tax benefit reported on the statement of operations.

	2001	2000
Expected income tax benefit	$600,000	$700,000
Change in valuation allowance arising in current year	(600,000)	(700,000)

	None	None

As of December 31, 2001, the Company had net operating loss carryforwards of approximately $9,000,000 available to reduce future taxable income expiring through 2016.

K—COMMITMENTS AND CONTINGENCY

Lease

The Company is committed under a lease for office space through June 30, 2003, with an option to renew for one year. For the years ended December 31, 2001 and 2000, rent expense was $98,922 and $87,576, respectively.

As of December 31, 2001, future minimum annual payments under the lease were:

Years Ending December 31
2002	$100,620
2003	51,426

$152,046

Employment Agreement

The Company is committed under two employment agreements with officers, originally expiring in 1999 and 2001, with original base salaries of $150,000 and $125,000, respectively. Each provides for annual increases of no less than 15% and 10%, respectively, or increases in the Consumer Price Index, bonuses equal to 3% of pretax income above $1,000,000 and certain life and disability insurance.

The Company has amended both agreements for extension for the periods the officers have not received full annual salaries, currently resulting in extensions through 2007.

A former employee has commenced an action against the Company alleged entitlement to unpaid wages of $171,694, plus increase in wages and interest. The Company has counter claimed to recover wages paid. The Company is actively defending the action, however the outcome of either claim is uncertain and management does not believe the outcome will have a material effect on the Company.

L—GOING CONCERN

The consolidated financial statements have been prepared on a going concern basis, which contemplates realization of assets and liquidation of liabilities in the ordinary course of business. As of December 31, 2001, the Company had substantial negative working capital and accumulated deficit, resulting from recurring losses. The ability to continue as a going concern is dependent, among other things, upon the Company’s obtaining additional working capital from equity or debt financings and the attainment of profitable operations.

Management believes that it has the necessary plan sponsors to obtain sufficient members to achieve profitability, but will continue to require additional working capital financing until that profitability is achieved. The Company is in the process of obtaining additional equity financing (Note N).

EYE CARE INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

However, there is no assurance that additional financing will be obtained nor revenues will generate profitable operations. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

M—CHANGE IN ESTIMATE

As of December 31, 2001, the Company revised its method to more accurately estimate deferred revenue resulting in additional membership fee revenue of $98,682 ($0.01, per common share). In the future, and upon obtaining an improved membership reporting system, the Company will most likely further improve its membership fee reporting.

N—SUBSEQUENT EVENTS

Notes Payable

Subsequent to December 31, 2001, the Company borrowed an aggregate of $397,000 from stockholders and others, payable one year from the date of issue with interest ranging from prime plus 1% to 12%, per annum. In connection with certain notes, the Company also issued warrants to purchase 397,000 shares of Class A common stock as additional interest. Each warrant is exercisable at varying prices (weighted average price of $0.46) per common share for five years.

Common Stock

Subsequent to December 31, 2001, the Company issued an aggregate of 155,000 shares of Class A common stock and warrants to purchase 75,000 shares of common stock for $50,000. Each warrant is exercisable at varying prices (weighted average price of $0.05) per common share for five years.

Private Placement

In March 2002, the Company entered into a letter of intent with a placement agent for a private placement of $2,500,000, consisting of notes payable of $2,000,000; 1,500,000 shares of common stock, and warrants to purchase 500,000 shares of Class A common stock. The notes will be due the earlier of December 31, 2004 or completion of a public offering of the Company’s securities, with interest of 11% per annum. The warrants will be exercisable for five years following the offering, at $1.00 per common share. The offering will also allow both the Series A and Series B preferred stockholders to convert their shares into additional notes, Class A common stock and warrants as it they were purchasing under the private placement at $1,000 and $0.4375, per common share.

The placement agent shall receive a fee equal to 10% and a non-refundable expense allowance equal to 2% of the aggregate proceeds of the private placement sold, plus warrants to purchase 5,000 shares of Class A common stock at $1.00, per share.

As of December 31, 2001, the Company capitalized costs, consisting primarily of professional fees, related to the private placement of $86,335 incurred during the year ended December 31, 2001, and which will be charged to stockholders’ equity (dificit) upon receipt of proceeds of the private placement.

O—RECLASSIFICATIONS

Certain 2000 amounts have been reclassified to conform to 2001 classifications.

EYE CARE INTERNATIONAL, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET
June 30, 2002

ASSETS
Current assets
Cash	$10,933
Accounts receivable—net of allowance for doubtful accounts of $25,000 in 2002	29,747
Prepaid interest	25,801
Due from stockholder/officers	346,928
Other current assets	25,000

Total current assets	438,409
Fixed assets	8,820
Deferred offering costs	86,335

Total assets	$533,564

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Notes and loans payable	$1,208,000
Accrued expenses and taxes payable	775,241
Deferred compensation	751,668
Deferred revenue	165,156

Total current liabilities	2,900,065

STOCKHOLDERS’ DEFICIT
Preferred Stock, $.001 par value, authorized 10,000,000 shares
Series A convertible preferred stock; authorized: 1,500 shares; issued and outstanding: 745 shares (aggregate liquidation value: $745,000)	1
Series B 6% cumulative convertible preferred stock; authorized, issued and outstanding: 685,715 shares (aggregate liquidation value: $376,407)	686
Common stock $.001 par value; authorized: 30,000,000 shares; issued and outstanding 13,357,060	13,357
Additional paid-in capital	8,905,987
Accumulated deficit	(11,366,542)

Total stockholders’ deficit	(2,366,501)

Total liabilities and stockholders’ deficit	$533,564

See notes to consolidated financial statements

EYE CARE INTERNATIONAL, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

	Six Months Ended June 30,		Three Months Ended June 30,
	2002	2001	2002	2001
Revenues
Membership fees	$146,738	$180,193	$74,178	$82,059

Selling, General and administrative expenses	594,523	1,004,307	212,965	418,584
Depreciation	4,957	11,678	2,410	4,907
Interest	55,912	3,030	33,207	1,630

Total expenses	655,392	1,019,015	248,582	425,121

Net loss	(508,654)	(838,822)	(174,404)	(343,062)
Dividends attributable to preferred shareholders	9,000	9,000	4,500	4,500

Loss attributable to common shareholders	$(517,654)	$(847,822)	$(178,904)	$(347,562)

Weighted average common shares outstanding	13,281,646	11,967,520	13,342,225	12,766,784

Basic loss per common share	$(0.04)	$(0.07)	$(0.01)	$(0.03)

See notes to consolidated financial statements

EYE CARE INTERNATIONAL, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year to Date June 30,
	2002	2001
Cash flow from operating activities
Net loss	$(508,654)	$(838,822)
Adjustment to reconcile net loss to net cash used in operating activities
Bad debts		22,000
Depreciation	4,957	11,678
Increase (decrease) in cash
Accounts receivables	(7,853)	(7,575)
Prepaid interest	(1,907)
Other current assets and other assets		21,950
Accounts payable and accrued expenses	(156,983)	110,526
Deferred compensation	204,707	132,046
Deferred revenue	(21,341)	(13,101)

Net cash used by operating activities	(487,074)	(561,298)

Cash flow from investing activities
Increase in due from stockholders/officers	(30,225)	(82,680)

Cash flow from financing activities
Proceeds from sales of common stock (net of expenses of $39,000 in 2001)	50,000	651,000
Payments of notes and loans payable		(11,500)
Proceeds from notes and loans payable	469,538

Net cash provided by financing activities	519,538	639,500

Increase (decrease) in cash	2,239	(4,478)
Cash—January 1,	8,694	5,515

Cash—June 30,	$10,933	$1,037

Supplemental disclosures
Interest paid	$8,111	None

See notes to consolidated financial statements

EYE CARE INTERNATIIONAL, INC. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS
(Unaudited)

1.    NATURE OF OPERATIONS

Eye Care International, Inc. and Subsidiary (Company) market vision care benefit plans and enhancements to plans provided by others. The Company’s benefit plans and plan enhancements provide its member and those of its plan sponsors (employers, associations other organizations) the opportunity to obtain discounted eye care services and products from the Company’s national network of ophthalmic physicians, optometrists, eyewear suppliers, etc.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial statements and with the instructions to Form 10-QSB and Item 310(b) of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation of the consolidated financial position, results of operations and cash flows for the interim periods presented have been included. These consolidated financial statements should be read in conjunction with the consolidated financial statements of Eye Care International, Inc. together with Management’s Discussion and Analysis included in the Company’s Form 10-KSB for the year ended December 31, 2001. Interim results are not necessarily indicative of the results for a full year.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3.    NET LOSS PER SHARE

Basic net loss per share was computed based on the weighted average number of common shares outstanding during the period. Dilutive net loss per share has not been presented because it was anti-dilutive.

4.    NOTES PAYABLE

During the six months ended June 30, 2002, the Company borrowed $469,538 from stockholders and others, payable through June 2003, with interest ranging up to 12%, per annum. During the six months ended June 30, 2002, the Company issued 5,000 shares of Class A common stock and warrants to purchase 422,000 shares of Class A common stock in exchange for additional interest for below market interest on the notes payable, and allocated the aggregate fair values of $27,538 to additional paid-in capital. The warrants are exercisable at various prices (weighted average price of $0.44), per common share, through June 2007.

5.    COMMON STOCK

During the six months ended June 30, 2002, the Company sold 150,000 shares of Class A common stock together with warrants to purchase 75,000 shares of Class A common stock, exercisable at various prices (weighted average price of $0.05), per common share, through June 2007, for $50,000.

During the six months ended June 30, 2002, 50,000 warrants expired.

6.    SUBSEQUENT EVENTS

Subsequent to June 30, 2002, the Company borrowed an aggregate of $22,000 from stockholders and others, with interest rates ranging up to 12%, per annum. In connection with these notes, the Company issued warrants to purchase 10,000 shares of Class A common stock as additional interest. Each warrant is exercisable at $0.01 per common share, for five years.

EYE CARE INTERNATIONAL, INC.
1511 North Westshore Boulevard
Tampa, Florida 33607

PROXY

The undersigned, a holder of class A common stock of EYE CARE INTERNATIONAL, INC., a Delaware corporation, hereby appoints CLARK A. MARCUS and JAMES L. KOENIG, and each of them, the proxy of the undersigned, with full powerof substitution, to attend, represent and vote for the undersigned, all of the shares which the undersigned would be entitled to vote, at the Special Meetingof Stockholders to be held on October     , 2002 and any adjournments thereof, as follows:

The approval of an amendment to our Certificate of Incorporation to authorize a one-for-five reverse stock split of the outstanding shares of our class A and class B common stock by changing each five shares into one share.

☐  FOR                     ☐  AGAINST                     ☐  ABSTAIN

The undersigned hereby revokes any other proxy to vote at the SpecialMeeting, and hereby ratifies and confirms all that said attorneys and proxies, and each of them, may lawfully do by virtue of the proxy.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS ON THE OTHER SIDE HEREOF. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR ADOPTION OF THE PROPOSAL.

The undersigned acknowledges receipt of a copy of the Notice of Special Meeting dated October             , 2002 relating to the Special Meeting.

Signature(s) of Stockholder(s)

The signature(s) hereon should correspond exactly with the name(s) of the Stockholder(s) appearing on the stock certificate. If stock is jointly held, all joint owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation, please sign the full corporate name, and give title of signing officer.

Date:                , 2002

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF
EYE CARE INTERNATIONAL, INC.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY
PROMPTLY USING THE ENCLOSED ENVELOPE.

EYE CARE INTERNATIONAL, INC.
1511 North Westshore Boulevard
Tampa, Florida 33607

PROXY

The undersigned, a holder of class B common stock of EYE CARE INTERNATIONAL, INC., a Delaware corporation, hereby appoints CLARK A. MARCUS and JAMES L. KOENIG, and each of them, the proxy of the undersigned, with full power of substitution, to attend, represent and vote for the undersigned, all of the shares which the undersigned would be entitled to vote, at the Special Meeting of Stockholders to be held on October     , 2002 and any adjournments thereof, as follows:

The approval of an amendment to our Certificate of Incorporation to authorize a one-for-five reverse stock split of the outstanding shares of our class A and class B common stock by changing each five shares into one share.

☐  FOR                     ☐  AGAINST                     ☐  ABSTAIN

The undersigned hereby revokes any other proxy to vote at the Special Meeting, and hereby ratifies and confirms all that said attorneys and proxies, and each of them, may lawfully do by virtue of the proxy.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS ON THE OTHER SIDE HEREOF. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR ADOPTION OF THE PROPOSAL.

The undersigned acknowledges receipt of a copy of the Notice of Special Meeting dated October             , 2002 relating to the Special Meeting.

Signature(s) of Stockholder(s)

The signature(s) hereon should correspond exactly with the name(s) of the Stockholder(s) appearing on the stock certificate. If stock is jointly held, all joint owners should sign. When signing as attorney, executor, administrator,trustee or guardian, please give full title as such. If signer is a corporation, please sign the full corporate name, and give title of signing officer.

Date                , 2002

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF
EYE CARE INTERNATIONAL, INC.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY
PROMPTLY USING THE ENCLOSED ENVELOPE.

EYE CARE INTERNATIONAL, INC.
1511 North Westshore Boulevard
Tampa, Florida 33607

PROXY

The undersigned, a holder of series B convertible preferred stock of EYE CARE INTERNATIONAL, INC., a Delaware corporation, hereby appoints CLARK A. MARCUS and JAMES L. KOENIG, and each of them, the proxy of the undersigned, with full power of substitution, to attend, represent and vote for the undersigned, all of the shares which the undersigned would be entitled to vote, at the Special Meeting of Stockholders to be held on October     , 2002 and any adjournments thereof, as follows:

The approval of an amendment to our Certificate of Incorporation to authorize a one-for-five reverse stock split of the outstanding shares of our class A and class B common stock by changing each five shares into one share.

☐  FOR                     ☐  AGAINST                     ☐  ABSTAIN

The undersigned hereby revokes any other proxy to vote at the Special Meeting, and hereby ratifies and confirms all that said attorneys and proxies, and each of them, may lawfully do by virtue of the proxy.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS ON THE OTHER SIDE HEREOF. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR ADOPTION OF THE PROPOSAL.

The undersigned acknowledges receipt of a copy of the Notice of Special Meeting dated October -2002 relating to the Special Meeting.

Signature(s) of Stockholder(s)

The signature(s) hereon should correspond exactly with the name(s) of the Stockholder(s) appearing on the stock certificate. If stock is jointly held, all joint owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation, please sign the full corporate name, and give title of signing officer.

Date             , 2002

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF
EYE CARE INTERNATIONAL, INC.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY
PROMPTLY USING THE ENCLOSED ENVELOPE.